As filed with the Securities and Exchange Commission on March 08 , 2001 Registration No. 333-47404


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            AutoFund Servicing, Inc.
                 (Name of small business issuer in its charter)


          Nevada                             6159                        88-0465858
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer incorporation or
 Organization)                     Classification Code Number)    Identification Number)

             3201 Cherry Drive Dr., Suite 314, San Antonio, TX  78230     (210) 979-0840
                  (Address of principal executive offices)               Telephone Number



                            Nevada Corporate Services
             1800 East Sahara Avenue, Suite 107, Las Vegas, NV 89102
              (Name, address and phone number of agent for service)

                        Copies of all communications to:
                          Orsini & Rose Law Firm, P.A.
                               Post Office Box 118
                               3540 Central Avenue
                          St. Petersburg, FL 33731-0118
                            Telephone: (727) 323-9633
                            Facsimile: (727) 328-2691


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]



----------------------------------------------------------------------------------------------------------------
                                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------

Title of each              Dollar              Proposed                Proposed                  Amount of
class of securities        amount to           maximum offering        maximum aggregate         registration
to be registered           be registered       price per unit          offering price            Fee
1,000,000                  $1,640,000          $1.64                   $1,640,000                $434.02 [1]
preferred shares
2,328,800 common shares [2]

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

[2] To be offered with conversion of our Preferred Stock and accrued dividends to our common stock.


REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH OFFERS, SOLICITATIONS OR SALES WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY THE STATES.

Prospectus

AUTOFUND SERVICING, INC.
Shares of Preferred Stock
No Minimum - $1,640,000 Maximum

Before this offering, there has been no public market for the preferred stock.

We are offering up to a total of 1,000,000 shares of preferred stock on a best efforts, no minimum, 1,000,000 shares maximum. The offering price is $1.64 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 24 months from the effective date. The minimum number of shares that you can purchase is 1000. This prospectus also covers 2,000,000 shares of our common stock reserved for issuance upon exercise of the right to convert the preferred shares at any time after twelve months, to common shares. It also covers 328,800 shares of our common stock to be used to pay interest to holders of the preferred shares described above, since interest on the preferred shares will be payable in common stock. The common shares are valued at $2.00 per share. This is an arbitrary value.

We are a third party collection and recovery services provider to auto loan companies, banks, "buy here pay here" companies and auto finance companies who have bad debt accounts. These auto loan accounts have, for the most part, been written off or charged off by the company who provided the vehicle loan to the customer, and the debt is still owed by a customer whose vehicle may or may not have been repossessed. We aggressively seek accounts from these companies to process for recovery.

We purchase large numbers of these accounts, at pennies on the dollar, from companies that wish to liquidate certain delinquent accounts from their portfolio. We then attempt to collect the moneys owed on these accounts. We also provide data storage services for our clients and generate reports from this data for our clients.

--------------------------------------------------------------------------------
THE PREFERRED SHARES OFFERED IN THIS OFFERING INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION ON CONVERSION TO COMMON STOCK WITH THE POSSIBILITY OF THE LOSS OF YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" BEGINNING ON PAGE 12 FOR INFORMATION THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO PURCHASE ANY OF THE SECURITIES. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------



                            AUTOFUND SERVICING, INC.
               1,000,000 shares of 10% Convertible Preferred Stock
                                 $1.64 per share

Number of             Price per           Offering       Broker          Net process after
Preferred shares      Share to Public     Expenses       Commission      Expenses and commission
To Us
NO MINIMUM            $1.64
MAXIMUM 1,000,000     $1.64               $70,673.00     $164,000.00     $1,405,327.00



We currently have no arrangements with underwriters or broker-dealers to sell our shares. However we will be required to retain broker-dealers to sell our shares in certain states. We anticipate that we will be required to pay broker-dealers sales commissions averaging 8%, although we reserve the right to pay sales commissions up to 10%. In no event will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering. This chart assumes that all shares are sold by broker-dealers at a maximum commission of 10%. It is anticipated that not all of the shares will be sold by a broker-dealer. Accordingly, the net proceeds to us may be higher than indicated in this chart.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

         The date of this prospectus is ____________________.

                                TABLE OF CONTENTS


SECTION ONE OFFERING..........................................................1
   SUMMARY OF OUR OFFERING....................................................1
     Our Business.............................................................1
     The Offering.............................................................1
   RISK FACTORS...............................................................2
   USE OF PROCEEDS............................................................3
   DETERMINATION OF OFFERING PRICE............................................3
   CAPITALIZATION.............................................................3
   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING................................4
      Offering Will Be Sold Officer...........................................4
      Offering Period and Expiration Date.....................................5
      Procedures for Subscribing..............................................5
      Right to Reject Subscriptions...........................................5
   BUSINESS ..................................................................6
      General.................................................................6
      Background..............................................................6
      Our Current Business....................................................6
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION................7
   AND RESULTS OF OPERATIONS..................................................7
      OVERVIEW................................................................7
      RESULTS OF OPERATIONS...................................................8
   LIQUIDITY AND CAPITAL RESOURCES............................................9
   MARKETING PLAN.............................................................9
      The Industry............................................................9
      Status of Discussions...................................................9
      Timing and Diligence of Bids URGENT!....................................9
      Approach to Diligence and Valuation.....................................9
      Market Place...........................................................10
   MANAGEMENT................................................................10
      Officers and Directors.................................................10
      Management Biographies.................................................11
   CONFLICTS OF INTEREST.....................................................12
   EXECUTIVE COMPENSATION....................................................12
   INDEMNIFICATION...........................................................12
   PRINCIPAL STOCKHOLDERS....................................................13
   DESCRIPTION OF SECURITIES.................................................14
   COMMON STOCK..............................................................14
      Non-cumulative Voting..................................................14
      Cash Dividends.........................................................14
      Reports................................................................14
      Preferred Stock........................................................15
   LIQUIDATION PREFERENCE....................................................15
   VOTING RIGHTS.............................................................15
   CONVERSION RIGHTS.........................................................15
   LITIGATION................................................................15
   EXPERTS...................................................................15
   LEGAL MATTERS.............................................................15
SECTION TWO FINANCIALS........................................................1
   FINANCIAL STATEMENTS.......................................................1
       Independent Auditors' Report...........................................1
       Balance Sheet December 31, 2000........................................2
       Statement of Income and Retained Earnings..............................3
       Statement of Changes in Stockholders' Equity...........................4
       Statement of Cash Flow.................................................5
       Notes to Financial Statements..........................................6
SECTION THREE EXHIBITS........................................................1
EXHIBITS......................................................................1
ITEM 2.  UNDERTAKINGS.........................................................1

SECTION ONE OFFERING
--------------------------------------------------------------------------------
                             SUMMARY OF OUR OFFERING
--------------------------------------------------------------------------------

         This summary highlights important information about our business and about this offering. Because it is a summary, it doesn't contain all the information you should consider before investing in the common stock. So please read the entire prospectus.


OUR BUSINESS

         We are a collection agency. We purchase large numbers of accounts from companies that originate auto loans. The accounts that we purchase are accounts that are delinquent in payment and, usually, involve money owed on the account before or after the vehicle has been repossessed. We also provide data services to clients.

         Our administrative office is located at 3201 Cherry Ridge Drive, Suite 314, San Antonio, Texas 78230, and our registered statutory office is located at 1800 East Sahara Avenue, Suite 107, Las Vegas, Nevada 89104-3732. Our fiscal year end is December 31. We are a Nevada C-corporation.


THE OFFERING

         Following is a brief summary of this offering:

Securities being offered               Up to  1,000,000  shares  of  convertible
                                       preferred stock, par value $0.001.

Convertible                            The preferred shares are convertible one
                                       (1)  preferred  share for two (2) common
                                       shares with an arbitrary value of $2.00 per share at any time after twelve months of purchase.

Offering price per share               $ 1.64

Offering period                        The shares are being offered for a period
                                       not to exceed two years.

Use of proceeds                        We will use the proceeds to purchase auto
                                       loan accounts for collection and working capital.

Number of preferred shares
     outstanding before the offering    0
Number of preferred shares
     outstanding after the offering     1,000,000





FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, WE REFER TO AUTOFUND SERVICING, INC.AS "WE", "US", "OUR" OR "AFSI".

--------------------------------------------------------------------------------
                                  RISK FACTORS
--------------------------------------------------------------------------------

         Please consider the following risk factors before deciding to invest in our preferred stock:

Risks Associated with Our Company:

                  1.  We depend on a few customers.

         We generated 100% of 1999 revenue from collection efforts for one client. While we have a long-term agreement with this client there is no guarantee that the client will remain loyal to the company. We had 3 clients in 2000. The loss of any one of these clients could cause our revenues to decrease sharply.

                  2. We are subject to risks inherent in the establishment of a new business enterprise.

         We are subject to risks inherent in the establishment of a new business enterprise including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns. If we are not able to address these events, should they occur, we may have to curtail or suspend our operations.

                  3.  Shareholders will not take part in management.

         Shareholders have no right to take part in the management of the company except through the exercise of voting rights on certain specified matters. The Board of Directors of the company is responsible for managing the company. The future success of the company and the implementation of its growth strategy are substantially dependent on the active participation of its president, Mr. James D. Haggard. The loss of services provided by Mr. Haggard could have a material adverse effect on the company.

                  4. Federal and State Laws may change, affecting our ability to collect debt.

         The government could create new laws and regulations that affect our business and our ability to collect debt the way we do now. There have long been consumer and advocate motions that would have the Federal and State governments generate new legislation and enact new laws and regulations that could change the way we find and contact borrowers. New laws, for example, may require a court order where one is not now required.

                  5. Borrowers may invent new ways to sue lenders, affecting our ability to collect debt.

         There is a growing trend for litigants to sue all parties remotely involved in a transaction. As an example: A borrower may assert that the automobile dealer from whom they bought and financed the vehicle discriminated against them and named, in an action, the bank or finance company (AutoFund clients) as well as AutoFund claiming that damage was done to their personal credit rating and mental anguish was suffered as a result of the purchase. The company would be burdened with the additional debt of defense. While the company specifically seeks indemnification from these actions in its agreements with clients, there is no guarantee that the client will, in fact, provide such indemnification.

                  6.  Competition may increase.

         New competitors can enter the market place with relative ease. As the industry shows signs of success there is the potential for new companies forming to take advantage of that opportunity. The availability of dedicated employees may tend to decrease and the compensation levels to keep key employees may tend to increase. Our share of the market my decrease as new competitors compete against us for business.

                  7. Control of the company will remain with James D. Haggard, which may inhibit a change of control.

         This offer involves preferred shares. These shares offer no ownership in the company. James D. Haggard does now and will continue to control us. This offer will have no effect on that. Mr. Haggard will be able to elect all of our directors and control our operations.

                  8. Because there is no public trading market for our preferred stock, you may not be able to resell your shares.

         There is currently no public trading market for our preferred stock, and there is no guarantee that a market will ever develop. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

                  9. There is no minimum number of shares that must be sold and we will not refund any funds to you.

         There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances.

                  10. You may be investing in a company that does not have adequate funds to conduct its operations.

         Because there is no minimum number of shares that must be sold and we will not refund any funds to you, it is possible that we may not raise enough funds to conduct our operations. If that happens, you will suffer a loss in the amount of your investment.

--------------------------------------------------------------------------------
                                 USE OF PROCEEDS
--------------------------------------------------------------------------------
         Our offering is being made on a best efforts - no minimum basis. The net proceeds to be received by us from the sale of 1,000,000 Preferred shares offered by us after expenses and broker-dealer commission is approximately $1,405,327.00. We believe the proceeds of this offering will be sufficient to fund its plan of operation. From time to time in the ordinary course of business, we evaluate the acquisition of products, businesses, and technologies that complement our business. We intend to use the money raised by this offering to make these acquisitions and for working capital.

--------------------------------------------------------------------------------
                         DETERMINATION OF OFFERING PRICE
--------------------------------------------------------------------------------

         The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $1,640,000 in this offering. To arrive at this value, we considered the potential or likely cost of acquisition of products, businesses, and technologies that complement our business plus the amount of working capital we wanted to raise. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

          o    Our lack operating history
          o    The proceeds to be raised by the offering
          o The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
          o    Our relative cash requirements


--------------------------------------------------------------------------------
                                 CAPITALIZATION
--------------------------------------------------------------------------------

         The following table sets forth our capitalization at December 31, 2000, on a historical basis and as adjusted to reflect the maximum sale of the preferred shares, the interest earned on the preferred shares and paid with common shares and the conversion of the preferred shares to common stock.

         This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations, our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

                                    Actual         Adjusted     Adjusted
                                                   maximum      conversion of
                                                   offering     preferred shares
                                    --------       ----------   ----------------
Long Term Debt                             0                0                  0
SHAREHOLDERS' EQUITY
COMMON SHARES
  50,000,000 SHARES AUTHORIZED,
  0.001 PAR VALUE 20,000,000
  SHARES ISSUED AND OUTSTANDING       20,000           20,000             22,328
PREFERRED SHARES
  1,000,000 SHARES AUTHORIZED,
  0.001 PAR VALUE NO SHARES
  ISSUED AND OUTSTANDING                   0            1,000                  0

ADDITIONAL PAID IN CAPITAL                 0       $1,640,000          $1640,000
RETAINED EARNINGS                   $229,000       $  229,000           $229.000
SHAREHOLDERS' EQUITY                $249,000       $1,661,229         $1,662,557


TOTAL CAPITILIZATION
(1) HISTORICAL FIGURES REFLECT THE FACT THAT COMPANY HAS NO DEBT


--------------------------------------------------------------------------------
                   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING
--------------------------------------------------------------------------------


OFFERING WILL BE SOLD OFFICER

         We are offering up to a total of 1,000,000 shares of convertible preferred stock on a best efforts, no minimum, 1,000,000 shares maximum. The shares may be converted one (1) preferred share for two (2) common shares at any time with an arbitrary value of $2.00 per share after twelve months of purchase. The offering price is $1.64 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering and there will be no refunds. The offering will be for a period of two years from the effective date.

         Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once we have accepted the subscription.

         We will sell the shares in this offering through James Haggard, one of our officers and director. Mr. Haggard will receive no commission from the sale of any shares. Mr. Haggard will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

                    1.   The   person   is   not    subject   to   a   statutory
               disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

                    2. The  person is not  compensated  in  connection  with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and,

                    3. The person is not at the time of their participation,  an associated person of a broker-dealer; and,

                    4. The person meets the  conditions of Paragraph  (a)(4)(ii)
               of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and
               (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and
               (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

         Mr. Haggard is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Haggard is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Haggard has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

         Only after the SEC declares our registration statement effective, we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

         We may elect to engage licensed broker/dealers to assist in the sale of shares in this offering in which event we may pay a commission of up to 10% of the gross sales price of shares sold by the broker/dealers. No broker/dealer has been retained as of the date of this Memorandum.


OFFERING PERIOD AND EXPIRATION DATE

         This offering will start on the date of this prospectus and continue for a period of two years.


PROCEDURES FOR SUBSCRIBING

If you decide to subscribe for any shares in this offering, you must

               1.   Execute and deliver a subscription agreement

               2. Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "AutoFund Servicing, Inc."


RIGHT TO REJECT SUBSCRIPTIONS

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

         We will pay all costs and expenses in connection with this offering, including but not limited to all expenses related to the costs of preparing, reproducing or printing this memorandum, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our attorneys and accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $70,673.00. This includes:

                  Attorney fees                                  $10,000.00
                  CPA fees                                        19,075.00
                  Consultant fees (HUBINGER ORIGINIZATION)        38,000.00
                  SEC filing fee                                     434.00
                  NASD filing fee                                    664.00
                  Transfer agent                                     500.00
                  Material fees (postage, copies)                  2,000.00
                  Total                                          $70,673.00
===========================================================================

--------------------------------------------------------------------------------
                                    BUSINESS
--------------------------------------------------------------------------------


GENERAL

         We were incorporated in the State of Nevada on March 7, 1997 under the name "Sphinx Industries, Inc." On July 7, 2000, we changed our name to AutoFund Servicing, Inc. Our President and Chief Executive Officer is James D. Haggard. We are located at 3201 Cherry Ridge Drive, Suite 314, San Antonio, Texas 78230. We are primarily a collection agency specializing in the recovery of moneys from consumers who have defaulted on their auto loans. After default has occurred against the original lender, we purchase the account and attempt to collect moneys on the account.


BACKGROUND

         James D. Haggard formed AutoFund, Inc. ("AFI") a Texas corporation, in August 1997. AFI recognized an opportunity to bid for the purchase of a group of loans being sold at auction by the Delaware Bankruptcy Trustee on behalf of the creditors of Reliance Acceptance Corporation. While the bid for this portfolio of loans was ultimately unsuccessful the company was able to forge a business relationship and recovery agreement with the post-bankruptcy surviving management of Reliance Acceptance Corporation. The agreement allowed AFI to perform collection, recovery and loan servicing duties for Reliance Acceptance Corporation under a portfolio servicing agreement, that is, an agreement to attempt collection on or otherwise manage a group of loans. ,During the time that AFI performed its duties, it grew to a work force of 40 employees who managed the recovery efforts on approximately 16,000 individual accounts. The employees of the company are not represented by a union or organized under a collective bargaining agreement.

         In September 1998 Mr. Haggard formed AutoFund Servicing, Inc., a Texas corporation ("AutoFund Texas"), for the specific purpose of expanding the core business of AFI and to explore acquisition opportunities resident in the marketplace. We (AutoFund, the Nevada Corporation formerly known as Sphinx Industries, Inc.) purchased AutoFund Texas on July 7, 2000. Mr. Haggard is currently the sole shareholder of AutoFund. The management and staff of the company are poised to accept the challenges of future expansion.


OUR CURRENT BUSINESS

         Our only office is located in San Antonio, Texas. Our primary business is collection on defaulted auto loans, though we also provide a number of services to other businesses, including data storage services for our clients. We also generate reports from this stored data for our clients.

         We manage loan portfolios that are geographically diverse and we are subject to numerous State and Federal laws in each jurisdiction including but not limited to: Federal Truth in Lending Act, Federal Equal Opportunity Act, Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act. Other requirements mandated by law are licensing, qualification and regulation that govern maximum finance charges, collection and recovery practices, selling and administration of ancillary elective and lender-imposed insurance products, investigation, skip tracing (finding borrowers) efforts and the location, recovery and disposal of collateral automobiles through repossession and auction procedures.

         We provide third party collection and recovery services to investors, auto loan companies, banks, buy-here-pay-here companies and auto finance related companies who have bad debt accounts. A "bad debt account," often referred to "deficiency" or "charged-off" debts, are debts which likely are not collectible by normal methods. The accounts, for the most part, have been written off by the owner of the debt, and the debt is still owed by a customer whose vehicle may or may not have been repossessed. Because the autos which secured the loans have usually been repossessed, the bulk of the accounts are no longer secured by the auto as collateral, and normal recovery efforts are not effective. We aggressively seek accounts from companies which are owed money in these bad debt accounts to process for recovery. We also provide data warehousing services for our clients on a long-term agreement. We also purchase portfolios, at pennies on the dollar, from companies that wish to liquidate certain delinquent accounts from their portfolio.

         We generated 100% of our 1999 revenue from an agreement with Reliance Acceptance Corporation and Bank of America that initially called for us to recover delinquent debt from 16,000 borrowers under an agreement that provided us with 29% of all the money we collected plus expenses. We renegotiated this agreement in February 2000 to provide that we receive 29% of the money we collect on secured accounts (those with collateral such as an auto still in the possession of the borrower) and 45% on accounts with no collateral.

         To date we have generated gross revenues of $8,000,000 for this client over the preceding 23-month period. This performance is a direct result of the dedication shown by our seasoned staff and the direction, leadership and comprehensive management techniques and practices we've used.

         Early in 2000 we negotiated an agreement with a client to collect on a group of credit card accounts. This agreement produced approximately 9% of the company's income through second quarter 2000. Under this agreement, we receive 50% of the moneys we collect plus reimbursement for related expenses.

         In June 2000 we negotiated an agreement with All American Acceptance Corporation ("All American") to collect debt from a portfolio of approximately 15,500 accounts representing $86,000,000 in remaining unpaid balances, provided we purchase these accounts. Under the agreement, we retain 50% of the collected amount on all recoveries. This agreement gives us the option to purchase, at any time, All-American's portfolio of loans for the sum of $1,395,000 or $0.01622 on the dollar.

         We are debt free and have, through this date, been capitalized through cash flow and capital contributions by our president, James Haggard. The capital contributions by Mr. Haggard are categorized as long term debt and as such are to be repaid over time. We don't plan to repay these contributions with funds received from this offering.

         The vast market segment served by AutoFund and other collection and servicing companies is a specialized market niche requiring defined focus and an aggressive approach to exact performance. There are many instances reported in major publications such as the Wall Street Journal that detail the failures of companies attempting to collect their own bad debts. The inability or unwillingness of companies to address their seriously delinquent accounts provides substantial opportunity for us and companies in the collection and recovery business.

         Many consumer finance companies turn to a third-party provider such as AutoFund in an effort to streamline their operations and reduce overhead. By contracting with outside providers these companies utilize economies of scale and allow their infrastructure to return their focus to profit opportunities.


--------------------------------------------------------------------------------
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

         The following discussion should be read in connection with the Company's financial statements and related notes thereto included elsewhere in this Prospectus.


OVERVIEW

         On July 25, 2000 the sole shareholder of Autofund Servicing, Inc., a Texas Corporation, (formed September 1998) entered into an agreement with Autofund Servicing, Inc., a Nevada corporation F/K/A Sphinx Industries, Inc., (formed March 1997) to exchange 100% of the issued and outstanding shares of Autofund Servicing, Inc., the Texas Corporation, for 18 million shares (90% of the outstanding shares) of the Nevada corporation. On October 13, 2000 the emerging company Autofund Servicing, Inc., a Nevada corporation filed its registration statement 8-A12B with the Securities and Exchange Commission to become a full reporting public company.

         The Company is in the business of servicing charged-off auto deficiency portfolios. Charged-off deficiencies are accounts that the consumer has a remaining balance on and has not made a payment for at least 90 - 120 days. The originator then determines the loan is not collectable and takes the remaining balance as a loss. The Company began servicing its first portfolio, for Reliance Acceptance Corporation in January 1999. Prior to this portfolio, the Company had no revenue and its activities were to conduct due diligences on this and other potential portfolios. The Company is presently servicing the original portfolio, a Bank of Hawaii credit card charged-off portfolio and another charged-off auto deficiency portfolio for All American Acceptance Corporation.

         Future revenue and profits will depend on various factors, including financing the purchase of additional portfolios as well as purchasing portfolios already in house. The future expansion of the Company's operation will also be dictated by the ability to raise capital for additional portfolio purchases as the Company experiences a ninety-day delay in revenue production on any new acquisition. Additional personnel and equipment are also necessary but will not be a hindrance to successful expansion.

         The Company has adopted a calendar year end for its fiscal accounting period.


RESULTS OF OPERATIONS

         The Company had no revenues during the period from September 28, 1998 (inception) to January 27, 1999 (beginning date of servicing agreement with Reliance Acceptance Corporation). Accordingly, comparisons to periods prior to January 27, 1999 are not meaningful.

         Total Revenues for 1999, ending December 31, 1999, were $968,173, compared to the year of 2000, ending December 31, 2000, were $2,391,772.

         Cost and Expenses--For the year ended December 31, 1999, the Company had a net income of $57,667. For the year ended December 31, 2000, the Company had a net income of $189,107. The income percentage increase for the year ending December 31, 2000 could be attributed to the increase of the servicing fee with Reliance Acceptance Corporation.

         Under the servicing agreement with Reliance Acceptance Corporation AFSI generated $3,323,814 in gross collections from the time of inception, January 27, 1999 through fiscal year end, December 31, 1999. In comparison, fiscal year 2000 (January 1, 2000 through December 31, 2000) resulted in gross collections of $4,802,772, which represented an increase of $1,478,958 or 44%.

         Of the gross collections, AFSI earned revenue of $912,077 (based on the servicing agreement with Reliance Acceptance Corporation) for fiscal 1999. For fiscal year 2000 AFSI earned revenue of $1,658,987 off of gross collections, which represented an increase of $746,910 or 82%. This increase was a direct result of improved performance by the collection staff and the ability of AFSI to renegotiate the servicing fee with Reliance Acceptance Corporation based on this improved performance.

         Management believes that each charged-off portfolio will peak at a certain time and that regardless of the quality of the efforts the gross collections will experience a downward trend. The ability to increase revenues, as demonstrated by AFSI over the past 24 months, leads management to believe that additional incoming portfolios will experience the same positive trends until reaching its potential and starting its downward cycle.

         The inception of the All American Acceptance Corporation portfolio was June 1, 2000. The owners of this portfolio, All American Acceptance Corporation, entered into a servicing contract with AFSI as of this date. During the first seven months (June 2000 through December 2000) the portfolio has generated $805,642 in gross collections of which AFSI has received gross revenues of $402,821.

         With this portfolio being so new management believes it will follow the progress of the previously discussed "RAC" portfolio, which it nearly mirrors, and exceed the annualized projection based on the first seven months gross collections. Likewise, gross revenues should follow accordingly.

         The "BOH" (Bank of Hawaii) portfolio was a purchase of a small credit card portfolio. It is only 5% the size of the "RAC" and "AAAC" portfolios previously discussed. Collection efforts were initiated on this portfolio in February 2000 and gross revenues generated through December 31, 2000 were $181,013.

         The purchase of Bank of Hawaii was a joint venture with a private investor. The loan to purchase, of $139,135 plus interest, was paid in full in November 2000. All future collections will be directed to the Company with a 50/50 split with the investor after all Company expenses have been satisfied.

         Management believes that the portfolio will continue to generate gross collections of approximately $120,000 at an expense of approximately $42,000 for fiscal year 2001. With an exit strategy to sell the remainder of the "BOH" portfolio at an estimated $.03 on the dollar generating an additional $60,000 in revenues in December 2001 the portfolio will conclude as break even.


--------------------------------------------------------------------------------
                         LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
         The Company has met its capital requirements through shareholder (James
D. Haggard) investment of $59,138 at 0% interest. This loan has a remaining balance of $5,000 as of December 31, 2000.

         It is managements belief that the purchasing of a portfolio or portfolios as a result of the offering herein, future purchases and expansion will be financed through cash flow from operations and other forms of financing. There are no assurances that such financing will be available on terms acceptable or favorable to the Company.

--------------------------------------------------------------------------------
                                 MARKETING PLAN
--------------------------------------------------------------------------------



THE INDUSTRY

         Tremendous changes have occurred during the past 12 months in the Bad Debt industry. Lenders are selling their charged off debt (estimated at 3 trillion dollars in the United States) more rapidly and for more money than at any time in history. The primary focus, currently, is credit card debt. We, however, prefer auto loan charge offs because of our experience. General Electric, Capital One and Integrated Services are three of the largest debt buyers and their focus is on credit card portfolios, not auto portfolios. The industry is moving toward securitization of assets, according to numerous published reports.


STATUS OF DISCUSSIONS

         Currently we have an opportunity to purchase Joint Venture or service several different sub-prime auto charge off portfolios with a book value of $200+million. We are in the primary negotiation phase to acquire the servicing rights on approximately $25 million of a performing sub-prime auto portfolio.


TIMING AND DILIGENCE OF BIDS URGENT!

         Time is of the essence. The faster we can complete our due diligence and negotiate an offer, the better chance we have at purchasing the portfolio at a very attractive price. AFSI will enhance its opportunity to acquire portfolios in a timely and efficient manner. Most portfolios today are placed under a bidding constraint and due diligence is limited until an intermediate price can be established. Upon due diligence it may be determined that a portfolio pricing needs to be renegotiated or restructured to limit or share in the liability.


APPROACH TO DILIGENCE AND VALUATION

         AFSI requests an electronic file that includes loan level detail for all accounts in the portfolio. There are about 30 fields of information with totals and averages available. AFSI has a detailed bulk purchase manual to guide us in the step-by-step approach in purchasing the portfolio.

         Based on account file information, AFSI can agree on a preliminary price and risk limiting structure subject to an onsite due diligence review. We intend to price the accounts to yield a minimum of 5% after taxes, losses and all expenses for interest and operations. AFSI believes that funding on a portfolio of this quality can be obtained with a debt to equity ratio of at least 4:1. At this ratio a minimum return on equity would be 25%.

         Following acceptance of the preliminary price, key individuals of AFSI would spread the accounts on site and finalize negotiations with the client. This process could be completed in about two weeks.


         After all collateral, refunds and cancellations are resolved we will have a deficiency balance portfolio. Not unlike defaulted credit card accounts these accounts present another opportunity, which is with professional persistent collection procedures these accounts can be flipped to create credit card customers enhancing the performance of the portfolio.


MARKET PLACE

         With our experience and performance on existing portfolios we will have continuing opportunities for new business. We will remain flexible in our approach to new business (purchase, joint venture or servicing), allowing our prospective clients to consider options that our competitors do not offer.


--------------------------------------------------------------------------------
                                   MANAGEMENT
--------------------------------------------------------------------------------


OFFICERS AND DIRECTORS

         Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Currently, we have one director, James Haggard. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

         The names, ages, and positions of our present officers and directors are set forth below:

Name                   Age        Position(s)

James Haggard          51       President/Chief Executive Officer/Secretary and
                                 Director
John Polgar            50       Executive Vice President/Chief Operating Officer
Edward Aleman          29       Vice President/Operations Director
Kathie Bewley          47       Human Resources Director
Daniel Masterson       42       Vice President/Marketing Director
Rick Allen             47       Collections Director
Wendill Blair          60       Corporate Assets Director
James Tankersley       53       Information Systems Manager
Robert Bernholtz       55       Collection Manager
Sharon Canfield        61       Collection Manager

         The persons named above are expected to hold their offices/positions at least until the next annual meeting of our stockholders.

MANAGEMENT BIOGRAPHIES

         James Haggard has been involved in the automobile finance related industry for over 20 years. Prior to founding AutoFund Mr. Haggard was employed as Senior Vice President by Reliance Acceptance Corporation, a San Antonio, Texas auto finance company that made indirect auto loans to borrowers, through auto dealers throughout the United States. Mr. Haggard was responsible for the development and profitability of 8 branch offices and over 100 employees. Prior to joining Reliance Acceptance Corporation in 1993 he was employed as a Business Development Manager with Mercury Finance Corporation. Mr. Haggard has been involved in all phases of finance company operations from marketing through collections, training, legal, compliance, recovery and management reporting.

         John Polgar came to AutoFund in January 1999. His position with AutoFund includes developing strategy, the development of performance review parameters, due diligence and management oversight of all operations. Mr. Polgar formerly held the position of Director of Operations at Reliance Acceptance Corporation where since mid 1994 he was responsible for the operational concerns of 56 regional loan offices and 7 regional collection centers. Reporting directly to the office of the president and the board of directors, Mr. Polgar made recommendations regarding strategy, goal setting, compliance, performance and personnel issues. Prior to joining Reliance Acceptance Corporation, Mr. Polgar held positions of management for over 10 years at consumer finance companies.

         Edward Aleman also joined AutoFund in January 1999. Mr. Aleman is currently responsible for day to day operations of the company as well as the oversight of the various department heads involved in the daily collection, recovery and customer interface functions of the company. He is also involved in the sourcing, hiring, training and review of employees directly under his direction. Prior to joining AutoFund Mr. Aleman was a branch manager responsible for all phases of business and reporting at Reliance Acceptance Corporation. He held this position since 1995 and was involved in sales and customer service prior to his employment at Reliance Acceptance Corporation.

         Daniel Masterson was hired in January 2000. As the director of marketing he is responsible for establishing contact with potential clients and to investigate physical file attributes of portfolios offered to the company for collections. His duties also include the performance of due diligence and ensure licensing compliance in each state that the company transacts business. Mr.
Masterson also assists the information technology and information systems department to facilitate uninterrupted system service. Prior to joining the company Mr. Masterson was, for 2 years, the director of finance for a large import automobile dealership in San Antonio. Mr. Masterson was employed, for 3 years, as marketing director and regional operations manager for Reliance Acceptance Corporation. Immediately prior to this Mr. Masterson was employed in a management capacity in the retail automobile dealership environment for 15 years.

         Kathie Bewley is the director of human resources who joined the company in July 1999. Her duties include the administration of company employment policies, health, medical, dental and other insurance programs, maintenance of physical employment files performance reviews and employee handbook creation and distribution. Ms. Bewley also performs accounts payable functions and is responsible for timesheet review. Prior to joining AutoFund Ms. Bewley was a student at the University of Texas at San Antonio where she was on the Dean's List with a GPA of 3.9.

         Richard Allen joined AutoFund 7/31/00 in his current role as director of deficiency collections and is responsible for a group of employees whose sole purpose is to effectively negotiate settlement agreements with borrowers within their workbook. Prior to joining AutoFund Mr. Allen spent 6 years with a collection company in San Antonio as a collection manager. His negotiation and interpersonal skills qualify him to manage the core functions of his department. Mr. Allen has a total of 25 years experience in finance company, collection company and bank collection.

         Windell Blair brings nearly 30 years of automobile finance related experience to AutoFund. Prior to joining AutoFund in 3/1/99 Mr. Blair was the sole proprietor of a lender services company in San Antonio. His focus on developing profitable programs for lenders to assist in strategy and planning for delinquency resolution is a welcome addition to the management team. With his knowledge and personal experience Mr. Blair is a natural mentor to employees and an asset to the organization.

         James Tankersley joined the company in February 2000 as the company information systems manager. His primary responsibility is insuring that the servicing platform is up and running at all times so that the collection personnel are not experiencing any downtime. He also initiates and follows up on changes in the company telecommunication systems and runs back up for daily and month-end business activity. Previously, Jim had held the same position with Reliance Acceptance Corporation for 5 years.

         Robert Bernholtz joined the company in February 2000 as a collection manager in the deficiency balance collection department. He is directly responsible for the daily work activity of 7 to 10 collectors. This includes involvement in sourcing, hiring, and training and evaluating individual/group results. Robert brings 20 years of related experience having served collection manager positions with Reliance Acceptance Corporation and ITT Financial Services.

         Sharon Canfield joined the company on 1/14/99 as an hourly employee assigned to the deficiency balance collection department based on her hard work, dedication and positive monthly results. She was promoted to her current position as collection manager on 6/1/00. Prior to joining AutoFund Servicing, Inc, she was employed as a collector for 2 1/2 years. She is currently responsible for the training and results of 7 to 10 collectors under her direct supervision.


--------------------------------------------------------------------------------
                              Conflicts of Interest
--------------------------------------------------------------------------------

---------We are unaware of any potential conflicts of interest involving any member of our management team.


--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

         James Haggard, our president and Chief Executive Officer, received compensation as salary of $200,000 cash in 2000, and we expect to pay him the same salary in 2001. In 2000, he also received $2,544 in insurance benefits and received an automobile allowance of $12,000. We expect to pay him the same amounts in insurance benefits and automobile allowance in 2001.

         John Polgar, our Executive Vice President and Chief Operating Officer, received compensation as salary of $200,000 cash in 2000, and we expect to pay him the same salary in 2001. In 2000, he also received $2,544 in insurance benefits and received an automobile allowance of $12,000. We expect to pay him the same amounts in insurance benefits and automobile allowance in 2001.

         No other officer, director, or employee received in excess of $100,000 in salary and benefits in 2000, nor do we expect to pay any officer, director, or employee in excess of $100,000 in salary and benefits in 2001.

--------------------------------------------------------------------------------
                                 Indemnification
--------------------------------------------------------------------------------


         Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. No officer or director may be indemnified, however, where the officer or director committed intentional misconduct, fraud, or an intentional violation of the law.

         We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

         Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

--------------------------------------------------------------------------------
                             PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

         The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name                         Number of         Number of          Percentage of
Address                      Shares Before     Shares             Ownership
Beneficial Owner [1]         Offering          After Offering     After Offering

James Haggard                18,000,000        18,000,000         90%
115 Canter Gait
Shavano Park, Texas 78231

--------------------------------------------------------------------------------
                            DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

                                  Common Stock

            Our authorized capital common stock consists of 50,000,000 shares of common stock, $.001 par value per share. As of the date of this prospectus, there are 20,000,000 shares of common stock issued and outstanding, which are held of record by approximately 317 holders.

            Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

            Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

         All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.


NON-CUMULATIVE VOTING

         Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will still own approximately 90% of our outstanding shares. After preferred share in this offering are converted for common shares of the company, the present stockholders will own approximately 80% of our outstanding shares.


CASH DIVIDENDS

         As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends on our common stock in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.


REPORTS

         After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.
                                                          -----------

PREFERRED STOCK

         Our authorized preferred stock consists of 1,000,000 shares of stock, $.001 par value per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Our preferred stock ranks senior to all of our other equity securities, including common stock. Dividends, when, as and if declared by the board of directors, shall be paid out of funds at the time legally available for such purpose. The preferred stock will bear simple interest at an annual rate of 10% and the interest will be paid in common stock with an arbitrary value of $2.00 per share. For example, if you purchase 1000 shares of preferred stock at $1.64 a share for a total value of $1640.00, at the end of one year, you will receive $164.00 worth of common stock with an arbitrary value of $2.00 per share (82 shares of common stock).

--------------------------------------------------------------------------------
                             LIQUIDATION PREFERENCE
--------------------------------------------------------------------------------

         In the event of a liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of shares of the preferred stock shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to $1.00 per share, plus any accrued dividends and unpaid thereon to the date of liquidation, before any payment shall be made or any assets distributed to the holders of our common stock or any class or series of our capital stock ranking junior as to liquidation rights to the preferred stock.

--------------------------------------------------------------------------------
                                  VOTING RIGHTS
--------------------------------------------------------------------------------

         The shares of 10% series A preferred stock carry no voting rights Except as required by law.

--------------------------------------------------------------------------------
                                CONVERSION RIGHTS
--------------------------------------------------------------------------------

         The preferred stock shall, at the option of the holder, be convertible, at any time later than one year after the share is purchased, in whole or in part, into two fully paid and non-assessable shares of common stock. If, three years after the date of purchase, the holder of the preferred share has not exercised his, her, or its right of conversion, the share shall automatically convert into two fully paid and non-assessable shares of common stock.

--------------------------------------------------------------------------------
                                   LITIGATION
--------------------------------------------------------------------------------

         We are not a party to any pending litigation and none is contemplated or threatened.

--------------------------------------------------------------------------------
                                     EXPERTS
--------------------------------------------------------------------------------

         Our financial statements for the period from the period of January 1, 2000 to December 31, 2000 by Crowley & Hensley, Certified Public Accountants, 11202 Disco Drive, Suite 118, San Antonio, Texas 78216 as set forth in their report included in this prospectus.

--------------------------------------------------------------------------------
                                  LEGAL MATTERS
--------------------------------------------------------------------------------

         Scott T. Orsini, of The Law Firm of Orsini & Rose, P.A., Post Office Box 118, St. Petersburg, Florida 33731-0118, telephone (727) 323-9633 has acted as legal counsel for our company.

SECTION TWO FINANCIALS
--------------------------------------------------------------------------------
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

         Our audited financial statement from inception to December 31, 2000 immediately follows:

                            AUTOFUND SERVICING, INC.

                              Financial Statements

                                December 31, 2000































                                Financial page 1

                            AUTOFUND SERVICING, INC.

                              Financial Statements
                                December 31, 2000



                                Table of Contents


                            Financial Statements Page

        Independent Auditors' Report .............................   F1
        Balance Sheet ............................................   F2
        Statement of Income and Retained Earnings ................   F3
        Statement of Changes In Stockholders' Equity .............   F4
        Statement of Cash Flows ..................................   F5
        Notes to Financial Statements ............................   F6-9























                                Financial page 2

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Autofund Servicing, Inc.
3201 Cherry Ridge, Suite 314
San Antonio, Texas 78230

We have audited the accompanying balance sheet of Autofund Servicing, Inc. as of December 31, 2000 and the related statement of income and retained earnings, statement of changes in stockholder's equity and statement of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autofund Servicing, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



January 26, 2001                          /s/ Wesley Crowley
                                              --------------------
                                              Wesley Crowley, CPA



              Crowley & Hensley, Certified Public Accountants,
             11202 Disco Drive, Suite 118, San Antonio, Texas 78216



                            AUTOFUND SERVICING, INC.


                        BALANCE SHEET DECEMBER 31, 2000


                                     Assets
                                     ------

Current Assets
         Cash                                                     $    47,797
         Accounts receivable                                           60,386
         Inventory                                                    103,963
                                                                   ----------

                  Total Current Assets                                              $   212,146

Property and Equipment
         Building improvements                                         38,071
         Furniture and fixtures                                       178,387
         Equipment                                                    102,918
         Software                                                      23,722
         Less:  Accumulated depreciation                              (86,177)
                                                                   ----------

                  Net Property and Equipment                                            256,921
                                                                                     ----------

                           Total Assets                                             $   469,067
                                                                                     ==========

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current Liabilities
         Accounts payable                                          $   92,150
         Accrued liabilities                                           41,103
     Income taxes payable                                              75,896
                                                                    ---------

                  Total Current Liabilities                                         $   209,149

Deferred Credit
         Deferred Federal income taxes                                 10,846
                                                                    ---------

                  Total Deferred Credit                                                  10,846

Stockholders' Equity
         Common stock                                                  20,000
         Retained earnings                                            229,072
                                                                    ---------

                  Total Stockholders' Equity                                            249,072
                                                                                     ----------

                              Total Liabilities and
                              Stockholders' Equity                                  $   469,067
                                                                                     ==========




The accompanying notes are an integral part of the financial statements.



                            AUTOFUND SERVICING, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                          Year Ended December 31, 2000


Income
     Servicing income                                      $ 2,374,582

Direct Costs
         Salaries & wages                                  $ 1,145,067
         Temporary staff                                       132,970
         Payroll taxes                                          28,764
         Telephone                                              96,583          1,403,384
                                                            ----------         ----------

                  Gross Profit                                                    971,198

Operating Expenses
         Officer & office salaries                             192,058
         Rent                                                  134,070
         Insurance                                              70,178
         Professional fees                                      73,120
         Depreciation                                           56,877
         Computer expenses                                      21,264
         Office                                                 31,668
         Repairs                                                 3,658
         Travel                                                 16,625
         State franchise taxes                                   3,471
         Payroll taxes                                          10,577
         Equipment lease                                         5,837
         Dues & subscriptions                                    3,206
         Contract labor                                         11,484
         Fees & permits                                         21,558
         Employee training                                         744
     Conferences                                                 3,731
         Advertising                                             3,312
         Auto expense                                            2,533
         Licenses and taxes                                     15,834
         Employee benefits                                      16,799
         Entertainment                                           7,231            705,835
                                                                 -----         ----------

                           Operating Income                                       265,363
Income Tax Expense
         Current tax expense                                    75,896
         Deferred tax expense                                   10,846             86,742
                                                             ---------         ----------
                           Net Income                                             178,621
Retained Earnings - December 31, 1999                           60,451
Less:  Prior period adjustment for reverse
         stock transaction                                     (10,000)            50,451
                                                             ----------        ----------
Retained Earnings - December 31, 2000                                         $   229,072
                                                                               ==========
Earnings per share:
   Basic                                                                      $     .0089
                                                                               ==========




The accompanying notes are an integral part of the financial statements.

                            AUTOFUND SERVICING, INC.


                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          Year Ended December 31, 2000


                                           Capital      Preferred     Retained
                                            Stock         Stock       Earnings
                                          ---------    -----------   ----------

Balance - December 31, 1999               $  18,000    $      -0-    $   60,451

Add:  Issuance of common stock                2,000           -0-           -0-

 Current period net income                      -0-           -0-       178,621

Less  Prior period adjustment
for reverse stock
      transaction                               -0-           -0-       (10,000)
                                          ---------     ----------    ---------


Balance - December 31, 2000              $   20,000    $      -0-    $  229,072
                                          =========     =========     =========















The accompanying notes are an integral part of the financial statements.

                            AUTOFUND SERVICING, INC.


                             STATEMENT OF CASH FLOW
                      For the Year Ended December 31, 2000



Cash Flows from Operating Activities:

         Net Income                                                  $  178,621
         Adjustments to reconcile net income to net
            cash provided (used)by operating activities
         Deferred income taxes                                           10,846
         Depreciation                                                    56,877
         Change in operating assets and liabilities:
            Accounts receivable                                         (58,140)
            Inventory                                                  (103,963)
            Accounts payable                                             (5,625)
            Payroll taxes payable                                       (14,535)
            Federal income taxes payable                                 59,545
            Accrued liabilities                                          41,103
                                                                      ---------

                  Net Cash Provided (Used) by
                           Operating Activities                         164,729

Cash Flows from Investing Activities:

         Equipment purchases                                           (137,474)
                                                                      ---------

                  Net Cash Provided (Used) by
                           Investing Activities                        (137,474)
                                                                      ---------

Net Increase in Cash                                                     27,255
                                                                      ----------

Cash - December 31, 1999                                                 20,542
                                                                      ----------

Cash - December 31, 2000                                             $   47,797
                                                                      ==========

Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                      $       -0-
                                                                      ==========

  Federal income taxes paid                                          $   16,351
                                                                      ==========


The accompanying notes are an integral part of the financial statements.

                            AUTOFUND SERVICING, INC.


NOTES TO FINANCIAL STATEMENTS
December 31, 2000


NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------------------

Nature of Business: The company services deficient loan portfolios for lenders nationwide. These loan portfolios are a combination of written off accounts, bankruptcy accounts and other accounts placed for collection. The company currently provides these services on a fee basis. The company periodically purchases these loan portfolios at a discount for its own servicing.


Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The company derives its income from fees paid by its customers for successful collection efforts. The contractual arrangement pays the company a percentage of collections and reimburses it for collection expenses paid on behalf of its customers. Currently, the company is working under contracts on two separate portfolios. The first contract pays a 29% fee for collections and reimburses expenses for efforts on one loan portfolio. The second contract pays a 50% fee for collection and reimburses expenses on the second portfolio.

Accounts Receivable: The balance in accounts receivable is considered by management to be collectible in full. Uncollectible accounts are charged to operations when management deems them to be bad debts.

Inventory:  Loan portfolio purchases are recorded at cost.

Property and Equipment: Property and equipment is stated at cost. Depreciation is expensed using straight-line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives are: building-30 to 40 years; equipment and tools-5 to 7 years; software-5 years; furniture and fixtures-5 to 7 years.

Federal Income Taxes: These statements have been prepared on the accrual, basis. For Federal income tax purposes, the Company reports income on the cash method. Deferred income taxes are provided for differences in timing in reporting certain income and expenses for financial statement and tax purposes.

NOTE B - FEDERAL INCOME TAX
---------------------------

The company complies with Statement of Financial Accounting Standards No. 109 (FAS 109) Accounting for Income Taxes. FAS 109 recognizes deferred taxes on the liability method using currently enacted tax rates scheduled to be in effect when the temporary differences reverse.


                                   (continued)

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                December 31, 2000


NOTE B - CONTINUED
------------------

Depreciation expense for financial statements is $56,877. For Federal income tax purposes depreciation expense is $75,877.

For the period ended December 31, 2000, entertainment expenses in the amount of $3,636 was not deductible for Federal tax purposes. This is a permanent timing difference and does not require an adjustment for deferred income tax.

The balance sheet reflects a deferred tax liability of $10,846 resulting from timing differences occurring during the current year. There was no prior year deferral because there were no timing differences during that period.

NOTE C - ACCOUNTS RECEIVABLE
----------------------------

At balance sheet date, accounts receivable consisted of the following:

         Due from customers for collection services       $  59,836
         Due from employees                                     550
                                                           --------

                                                          $  60,386
                                                          =========

One customer accounts for 78% of current trade receivables and 88% of current year revenues.

NOTE D - INVENTORY
------------------

The company purchases defaulted loan portfolios from major lenders and utilizes its collection expertise to cash out these loans. Any proceeds from collections are recorded as income. Management amortizes portfolio costs to expense on a prorata basis of actual collections to expected collections.

NOTE E - CONCENTRATION OF CREDIT RISK
-------------------------------------

The company complies with statement of Financial Accounting Standards #105. This statement requires disclosure of information regarding financial instruments with off balance sheet risk and financial statements with concentration of credit risk. Autofund Servicing, Inc. trade territory covers substantially the entire United States. The corporation grants credit to customers whose businesses are located in that area. Currently, the company is servicing accounts for two major lenders. The current agreement with these lenders is open ended. Neither lender has informed company management of their intent to cancel the current agreement.

NOTE F - FAIR VALUE OF FINANCIAL STATEMENTS
-------------------------------------------

The following methods and assumptions were used to estimate the fair value of financial instruments:

         Cash - The carrying account reported in the balance sheet approximates its fair value.


                                   (continued)

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                December 31, 2000


NOTE F - CONTINUED
------------------

         Accounts Receivable and Accounts Payable - The carrying account reported in the balance sheet approximates its fair value.

NOTE G - COMMITMENTS
--------------------

The Company has a lease agreement in place covering office facilities beginning in September, 2000. The current year renewal substantially doubles rent expense but also doubles floor space. This agreement expires September 30, 2005. However, the agreement contains two renewal options every three years, each with a term of three years. The following is a schedule of future rent commitments for the next five years:

               Year Ended December 31,
                  2001                           $  240,597
                  2002                              240,597
                  2003                              240,597
                  2004                              240,597
                  2005                              180,448
                                                  ---------

                                                 $1,142,836
                                                  =========

NOTE H - RISKS AND UNCERTAINTIES
--------------------------------

The company's future operating results may be affected by a number of factors. Currently, the company is servicing portfolios for two major banking customers under agreements which are modified from time to time. The most recent amendment increased the company's fee structure from 29% of collections to 50% of collections. The customers also reimburse the company for out of pocket expenses. Company management is continually seeking additional business either in the form of a fee based collection service or a circumstance whereby the company will purchase a portfolio at a substantially discount and will then own any proceeds collected on those accounts. At the balance sheet date, management was in negotiation with several potential customers to provide service or structure a direct purchase of accounts.

NOTE I - RELATED PARTY TRANSACTIONS
-----------------------------------

The sole shareholder has advanced $5,000 to the company. This balance is carried in accounts payable.

NOTE J - BUSINESS COMBINATION
-----------------------------

On July 25, 2000 the sole shareholder of the company entered into an agreement with Autofund Servicing, Inc., a Nevada corporation, to exchange 100% of the issued and outstanding shares of Autofund Servicing, Inc., a Texas Corporation, for 18 million shares (90% of the outstanding shares) of the Nevada corporation.



                                   (continued)

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                December 31, 2000


NOTE J - CONTINUED
------------------

Further, since Autofund Servicing, Inc. (AFSI Nevada) was a non-operating shell corporation with minimum assets, the issuance of 18 million common shares for Autofund Servicing, Inc. (AFSI Texas) is recorded as a capital transaction rather that a business combination. That is, the transaction is equivalent to AFSI Texas issuing the stock for the net assets of AFSI Nevada, accompanied by a recapitalization.

NOTE K - CAPITAL STRUCTURE
--------------------------

Pursuant to an agreement, discussed in Note J, the shareholder exchanged 10,000 shares of common stock for 18 million shares of stock in a transaction characterized as a capital transaction rather than a business combination. Accordingly, at the balance sheet date the capital structure was as follows:

                  Common shares - 50 million shares authorized,
                            20 million shares issued, $.001 par value

                  Preferred shares - 1 million shares authorized,
                           no shares issued, $.001 par value

NOTE L - SUBSEQUENT EVENTS
--------------------------

As part of the company's continuing efforts to expand business operations, management has entered into discussions with several investors and lending institutions to provide capital or lines of credit to purchase portfolios and cover operating expenses during the transition period from the time portfolios are acquired for servicing until such time as operations have sufficient cash flow. This cycle normally requires approximately 90 days to mature.

As of the date of this report, management has completed a negotiation with one of its customers to purchase a loan portfolio from them. The company will acquire a loan portfolio for $1,450,000, closing not later than February 15, 2001. The seller is financing the purchase price for 24 months and has offered a $200,000 discount if the debt is paid within 180 days of closing. The unpaid balance on the debt will carry an interest rate as follows:

                   Months              Rate
                 ----------         ----------

                    1-6             Prime + 1%
                    7-12            Prime + 2%
                   13-18            Prime + 3%
                   19-24            Prime + 4%

SECTION THREE EXHIBITS

Exhibit Number                    Description

    3.1         Articles of Incorporation of Sphinx Industries, Inc.
    3.2         By-Laws of Sphinx Industries, Inc.
   23.1         Opinion Letter and consent of Expert of Orsini & Rose Law Firm,
                 P.A.
   23.2         Consent of Crowley & Hensley, CPA's
   99.1 Consent to Waive Notice of First Meeting of Board of Directors of Sphinx Industries, Inc.
   99.2         Board of Directors meeting roll of Sphinx Industries, Inc.
   99.3 Minutes of the First Meeting of the Board of Directors of Sphinx Industries, Inc.
   99.4         Acceptance of appointment (Director)
   99.5         Resolution of the Board of Directors of Sphinx Industries, Inc.
   99.6         Acceptance of appointment (President)
   99.7         Acceptance of appointment (Treasurer)
   99.8         Resolution of the Board of Directors of Sphinx Industries, Inc.
   99.9         Resolution of the Board of Directors of Sphinx Industries, Inc.
   99.10        Resolution of the Board of Directors of Sphinx Industries, Inc.
   99.11        Resolution of the Board of Directors of Sphinx Industries, Inc.
   99.12        Certificate of Amendment of Articles of Incorporation
   99.13        Secretary of state Certificate of Reinstatement
   99.14 Initial List of Officers, Directors and Resident agent of Sphinx Industries, Inc.
   99.15        Resolution of the Board of Directors of AutoFund Servicing, Inc.
   99.16        Resolution of the Board of Directors of Sphinx Industries, Inc.
   99.17        Resolution of the Board of Directors of AutoFund Servicing, Inc.
   99.18        Acceptance of Appointment (Director)
   99.19        Resolution of the Board of Directors of AutoFund Servicing, Inc.
   99.20        Resolution of the Board of Directors of AutoFund Servicing, Inc.
   99.21        Acceptance of Appointment (President)
   99.22        Acceptance of Appointment  (Secretary)
   99.23        Resolution of the Board of Directors of AutoFund Servicing, Inc.
                (President)
   99.24        Resolution of the Board of Directors of AutoFund Servicing, Inc.
                (President & Secretary)
   99.25        Agreement for the Exchange of Common Stock
   99.26        Signature of President, Sole Director, Treasurer and Secretary

ITEM 2.  UNDERTAKINGS

The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                    SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                               AutoFund Servicing, Inc.
                                               ------------------------

                                               Dated: 3/05/01

                                               By: /s/ James D. Haggard
                                                   --------------------
                                                       James D. Haggard
                                                       President/CEO